EXHIBIT 99.1

Tongxin International, Ltd

Tongxin International Provides Summary of Unaudited
Financial Results for the Year Ended December 31, 2012

Conference Call Scheduled for February 25, 2013

at 10:00 AM EST

CHANGSHA, China, February 21, 2013– Tongxin International Ltd. (Pink Sheets: TXIC), (“the Company”), a China-based manufacturer of engineered vehicle body structures (“EVBS”) and stamped parts for the commercial automotive industry, today announced its summary of unaudited, preliminary financial results for the year ended December 31, 2012.

Financial Results:

Revenues: Tongxin reported total revenue for the year ended December 31, 2012 of $78.2 million, compared to $101.8 million of total revenue, which was previously reported (unaudited) for the year ended December 31, 2011. The decrease in total revenue reflects the reduction of original equipment manufacturers production. The revenue decline was also partially offset by increased revenue from higher value added products, such as painted and fully-finished cabs. 2012 was an especially difficult year in China for the production of trucks. In addition to the constrained domestic market, TXIC exports were also reduced due to economic constraints in those markets as well. While production schedules increased near the end of 2012, that increase was not sufficient to recover from the earlier months of 2012.

Costs & Expenses: For the year ended December 31, 2012, the cost of goods sold was $73.7 million and selling, general and administrative (SG&A) expenses were $11.6 million. As a result, the Company has reported an operating loss of $(7.2) million for the year ended December 31, 2012, more than the unaudited operating loss of $(5.4) million for the year ended December 31, 2011. The increase in operating loss for 2012 was mainly due to a gross profit decrease as a result of a decrease in unit selling prices in order to maintain market share. The decrease in SG&A for 2012 is, to a significant extent, impacted by decreased spending on legal and financial expenses.

As of December 31, 2012, cash, cash equivalents, and restricted cash (security deposit) totaled approximately $7.8 million. Total current assets at December 31, 2012 totaled approximately $49.1 million compared to $60.6 million at December 31, 2011. Total current liabilities totaled approximately $74.5 million at December 31, 2012 compared to $78.8 million at December 31, 2011.

The Company cautions that all of the financial results included in this press release are unaudited and still subject to audit and, accordingly, they are still subject to potential audit adjustments, which could be material. As a result, such financial results could change, and could change meaningfully, following the audit of its financial statements for 2012. The Company also reiterates that the unaudited financial information included in this press release does not represent all of the information that would normally be included in an Annual Report on Form 10-K (with respect to the Company’s financial results for the year ended December 31, 2012) or in an Annual Report on Form 20-F (with respect to the Company’s financial results for the years ended December 31, 2011 and 2010).

Attached are the unaudited comparative balance sheets and income statements for the years ended December 31, 2012, 2011 and 2010.

2012 Year-End Conference Call:

The Company is also announcing today that a conference call has been scheduled for February 25, 2013 at 10:00 A.M. Eastern Standard Time. The purpose of the call is to discuss the Company’s unaudited financial results, as well as, recent Company developments and other business initiatives. William E. Zielke, CEO of Tongxin, will present opening remarks and Thomas Chang, VP of Finance, will conduct a Q & A from participants. All questions should be sent to our investor relations representatives at info@cfsg1.com for consideration. In addition to selected questions which will be answered during the call, a select number of additional questions may be responded to subject to time limitations. See below:

Most often asked questions with answers

I. Financial Questions

Audit Questions

Q: What is the status of the past due audits?

A: We continue to work to complete the audits. While we would like to provide a completion date, that would be inappropriate.

Q: Why is it taking so long to complete these audits?

A: The Company and its current auditor are being very diligent in their efforts and reviews. It is no secret that there have been many questions and allegations regarding Chinese companies in general. Every effort is being made to provide proper and accurate information to the shareholders of TXIC through the audit and otherwise. As we have stated many times, including in the original prospectus and subsequently, accounting systems in China are not always up to western standards. As we have said many times, it will take time and effort to improve the systems to reach the level desired. We are disappointed that our systems have not improved sufficiently since the original transaction in 2008. However, we continue to improve on the systems and the understanding of requirements and expectations. Much of the delay in completing the audit is the time and effort required to substantiate the financial statements.

Q: You mentioned that ERP costs were a significant expense. Yet you state that the audit is not yet completed because of difficulties in substantiation of financial transactions. This seems inconsistent. Please comment.

A: While we did exert significant effort towards ERP, to date an ERP system has not been implemented.

Cash Flow Issues

Q: How much money has TXIC spent on these legal actions?

A: TXIC has had and continues to have D&O Insurance that is covering a substantial amount of the costs related to the Shareholder Lawsuits (which have been settled) and the SEC Investigation (which is ongoing).

Q: The cash position at TXIC has declined dramatically. Where has the cash gone? Is TXIC in a position to survive?

A: There have been significant occurrences that have required the use of cash in TXIC. Some of these uses of funds have been for costs related to the various legal actions for which we have not yet received reimbursement from our D&O insurance. Others have been for legal and outside financial services not covered by D&O insurance. At this time we have taken significant steps to reduce the expenditures in both TXIC corporate as well as HNTX in China. The Company’s current cash situation has impacted its ability to invest funds in China that could improve our business. It has also curtailed certain growth initiatives. However, HNTX is operating and the USA cash situation is not inhibiting the ongoing business in China. As previously announced, we have opened a new painting facility for Heavy Duty and Medium Duty cabs. This investment was handled solely through the cash flow within HNTX. We did not borrow any funds for this expansion.

Q: You just mentioned that the cash situation has caused you to curtail growth initiatives. Does this mean you are no longer pursuing export opportunities?

A: We have pulled back significantly on our efforts to sell into the N. American and European markets. We are still pursuing opportunities in ASEAN and the Indian subcontinent.

2. Income Statement Questions

Q: In view of the declining revenues, profitability, and available cash, what steps are being taken to address the situation?

A:	A number of initiatives have been implemented and are continuing:
1.	TXIC headquarter staff has been reduced.
2.	Staff in China not directly engaged in manufacturing or engineering has been reduced.
3.	Efforts to expand into more export markets have been curtailed, as the returns on these efforts will be longer term.
4.	Capital investments have been delayed wherever possible.
5.	Previously planned cost reduction activities that do not require capital have been accelerated.
6.	Selling of added content to products has increased (e.g. increased numbers of painted cabs or cabs with complete interiors) which has resulted in added revenue per unit.

3. Legal Questions

Shareholder Lawsuits

Q: You announced that the shareholder lawsuits have been settled. Is this now completely settled?

A: Yes. The settlement amount ($3 million USD) was transferred from our D&O Insurance carrier to the attorneys representing the “class” for distribution.

SEC Investigation

Q: What is the status of the SEC investigation?

A: The SEC investigation is ongoing, but we believe that it is coming closer to reaching an ending. TXIC has fully cooperated and responded to all SEC requests for information. Additionally, several members of the TXIC Board of Directors have personally testified before the SEC.

Q: What are the allegations that prompted the SEC investigation?

A: The allegations that prompted the SEC investigation primarily concerned transactions between TXIC’s wholly owned subsidiary Hunan Tongxin Enterprises and a previously related party, Meihua Bus.

Q: Did the TXIC Board of Directors look into these allegations?

A: Yes. The Audit Committee did look into all allegations and specifically the relationship between Meihua Bus and HNTX. The Audit Committee then shared findings with the Board of Directors. The AC and the BOD concluded that the transactions as recorded did occur, were appropriate and were in the best interest of TXIC.

Q: Was this internal investigation conducted solely by the Audit Committee?

A: No, the Audit Committee engaged outside assistance from a major accounting firm and international legal firms to assist in reaching our conclusions.

Q: Which firms were engaged to assist the AC and BOD?

A: KPMG was engaged to assist with the financial portion of our evaluations. KPMG utilized personnel from their offices in Los Angeles, Hong Kong, and Shanghai. Miller Canfield in Troy Michigan provided legal advice and guidance with assistance from Squire Sanders Dempsey in San Francisco and Shanghai, China.

Q: What about Shenjiu? Is it correct that one of the reasons that revenue has declined at HNTX is that sales have been shifted to Shenjiu?

A: We looked into those allegations as well. The firm of Squire Sanders Dempsey conducted an analysis from their office in Shanghai. We did not find any basis for the allegations and no business relationship nor competitive conflicts between HNTX and Shenjiu.

Q: Isn’t it true that there are common shareholders between TXIC and Shenjiu?

A: It is possible that there are some individuals that own shares in Shenjiu that may also have shares in TXIC as we have been publically traded. However, we have not found any members of HNTX management that own shares in Shenjiu. And, if there were, that should not be a problem because there are not any business transactions between the two companies and these two companies do not compete.

4. Market - Revenue Questions

Q: Based on the current release, business at HNTX continues to decline. Since the acquisition, revenues in 2010, 2011 and now 2012 have declined as has profitability. Can you please comment?

A: Revenues in 2009 were the best ever for HNTX/TXIC at approximately $121M. Revenue declined in 2012 for several reasons:

1.	Overall truck production in China was down 5.32% in 2012 compared to 2011.
2.	We have lowered unit selling prices for our major product line on Light & Mini Truck in order to maintain market share.
3.	The Medium Duty sector declined 2%.
4.	In the Heavy Duty sector, overall production declined, for the second consecutive year, by 28%. This compares to HNTX gains in 2010 of 110.2%. Production of units for export declined 31% from 2010 as the weak global economy impacted Viet Nam, our largest export customer. Vietnam was severely restricted because of weaker demand but also a lack of foreign exchange.

Q: What is happening in the CV market in 2013 in China?

A: While it is too early in 2013 to make projections, production schedules for January and February have picked up from 2012. We are monitoring the situation through our contacts at the OEM’s; published independent projections; and what actions the new government is taking to resume road construction programs and support the construction industry.

5. Misc.

We intend to increase our investor relations activities for the rest of this year and all of 2013 to include the following:

(i)	Additional attendance at Broker/Dealer conferences
(ii)	Updated of our support/collateral documents
(iii)	Additional conference calls with investors
(iv)	A new film/video of our production facilities and an updated profile on the company
(v)	Attract research about our going forward prospect
(vi)	Attract additional market maker
(vii)	Send out an updated CEO letter to all shareholders

Conference Call:

Domestic participants may dial 888-567-1602 and international participants may dial 201-604-5049. Persons unable to participate during the live session may listen to a recorded playback of the conference call by dialing 888-632-8973 domestically and 585-295-6791 internationally and entering 35294319 followed by the # sign. The conference call in its entirety will also be available via recorded webcast on the company’s website at www.txicint.com approximately two hours after the call has ended.

Forward-Looking Statements

This press release contains statements regarding the preparation and filing of statements or reports, including financial statements, the Company’s expectations concerning its operating results and financial conditions, as well as other expectations, plans, goals, objectives, assumptions or information about future events, any and all of which may constitute forward-looking statements or information under applicable securities laws. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct.

All forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include those described in Tongxin International Ltd.’s reports to the SEC, and, among others, the cost and timing of implementing restructuring actions, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, certain global and regional economic conditions, the continuing ability of the Company to prepare and timely file statements or reports with the SEC, and the effect of any goodwill impairment analyses that the Company may perform in the future. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Investor Relations Contact:	Tongxin Corporate Headquarters

Stanley Wunderlich	199 Pierce Street, Suite 202
Consulting For Strategic Growth 1, Ltd.	Birmingham, MI 48009
Tel: 1-800-625-2236 ext. 7770	www.txicint.com
Email: info@cfsg1.com	www.hntx.com
Website: www.cfsg1.com

Tables to Follow

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TONGXIN INTERNATIONAL, LTD.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(US$ amounts expressed in thousands, except for share data and par value)

	December 31
	2012	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$2,659	$6,288	$9,891
Restricted cash - security deposit	5,224	3,861	827
Notes receivable	4,330	7,328	6,954
accounts	8,244	8,711	12,395
Other receivable, net of allowance for doubtful accounts	1 ,946	2,310	2,669
Due (to) from related parties	(1229)	(1205)	(1151)
Inventories	25,586	30,810	29,846
Prepaid expenses and other	-41	140	172
Advance to suppliers	52	87	1,463
Deferred income tax assets	2,337	2,310	2,245
Total current assets	$49,109	$60,640	$65,312
Investments in non-consolidated subsidiaries and affiliates			75
Property, plant and equipment, net of accumulated depreciation	54,603	53,037	49,533
Land occupancy rights, net	13,990	14,193	13,699
Goodwill	0	0	0
Total assets	$117,702	$127,871	$128,619
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,935	$22,826	$23,394
Notes payable	8,828	6,142	1,654
Accrued expenses and other liabilities	1,010	3,564	6,380
Income taxes payable	18,638	18,512	17,636
Short-term loans payable	23,111	27,793	24,994
Short-term loans from shareholders
Warrant liability	0	0	127
Total current liabilities	$74,521	$78,835	$74,184
Long-term liabilities:
Long-term loans payable	3,378	166	163
Deferred income tax liability	1,400	1,373	1,311
Other
Total liabilities	$79,299	$80,375	$75,658
Shareholders’ equity:
none issued
Common stock - $0.001 par value, authorized 39,000,000 shares; 15,937,361, 15,937,361, and 15,827,079 shares issued and 14,347,939, 14,347,939, and 14,237,657 shares outstanding in 2012, 2011 and 2009, respectively.	$15	$15	$15
Additional paid-in-capital	99,093	99,093	99,093
Treasury stock, at cost - 1,589,422 common shares	(7,682)	(7,682)	(7,682)
Appropriation to reserve & Accumulated other comprehensive income	7,425	6,899	4,808
Retained earnings (deficit)	(60,473)	(50,870)	(43,328)
Minority Interests	24	41	55
Total shareholders equity	$38,402	$47,496	$52,962
Total liabilities and shareholders equity	$117,702	$127,871	$128,619

The accompanying notes are an integral part of these consolidated financial statements.

TONGXIN INTERNATIONAL, LTD.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ amounts expressed in thousands)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Revenues	$78,162	$101,800	$104,717
Cost of goods sold	73,725	92,275	98,126
Gross profit	4,437	9,525	6,590
Selling, general and administrative expenses	11,638	14,939	15,957
Operating income	(7,201)	(5,414)	(9,366)
Other income (expenses):
Government subsidy income	152	177	338
(Loss) gain on warrants Equity earnings from eq		127	11,522
Loss from impaired Goodwill			(36,967)
Other	270	1,100	498
Interest expense	(2,737)	(3,188)	(2,090)
Total other income (expenses)	(2,315)	(1,784)	(26,698)
Income (loss) before income taxes	(9,516)	(7,198)	(36,064)
Income taxes expense	84	344	424
Net (loss) income	($9,601)	($7,542)	($36,488)